Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer 610-768-3300	May 23, 2006

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES FULL REDEMPTION OF

CONVERTIBLE DEBENTURES DUE JUNE 23, 2020

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) today announced that it will redeem the entire $586,956,000 outstanding principal amount of its Convertible Debentures due June 23, 2020 for a purchase price per bond of $543.41 plus accrued and unpaid cash interest on June 23, 2006. The notice of redemption was sent to the holders of the Convertible Debentures due 2020 on or about May 23, 2006. Questions regarding the redemption should be directed to J.P. Morgan Trust Company, National Association, the Trustee under the Indenture governing the Convertible Debentures due 2020, by calling J.P. Morgan Trust Company Bondholder Communications at 1-800-275-2048.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT). For additional information on the Company, visit our website: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in “Risk Factors” on pages 24 through 30 and in “Forward-Looking Statements and Risk Factors” on pages 39 and 40 of our Form 10-K for the year ended December 31, 2005), may cause results to differ materially from those anticipated in the forward- looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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